Exhibit 15.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-148663, Form S-8 No. 333-142963, Form S-8 No. 333-119616, Form S-8 No. 333-160535 and Form S-8 No. 333-168123) of GigaMedia Limited of our report dated April 30, 2012, on the consolidated financial statements of Mangas Everest S.A.S. (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) which appears in this annual report on Form 20-F for the year ended December 31, 2011.

/s/ GHP HORWATH, P.C.

Denver, Colorado
April 30, 2012